Consent of Independent Registered Public Accounting Firm

The Board of Directors

Permal Hedge Strategies Fund

We consent to the use of our report dated January 20, 2012, with respect to the statement of assets and liabilities (in Organization) of Permal Hedge Strategies Fund, as of January 3, 2012, and the related statement of operations (in Organization) for the period January 2, 2012 to January 3, 2012, included herein, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus.

New York, New York

January 20, 2012